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                                                                      EXHIBIT 12

                        CERTIFICATE OF SOLE SHAREHOLDER

         Merrill Lynch Asset Management,Inc., the holder of 10,000 shares of beneficial interest, par value $0.10 per share, of Merrill Lynch Natural Resources Trust, a Massachusetts business trust (the "Trust"), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Trust's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.

                                            MERRILL LYNCH ASSET MANAGEMENT, INC.

                                            By: /s/ MARK B. GOLDFUS
                                               ---------------------------------

Dated:   June 14, 1985